Exhibit 5.1

VALERO ENERGY CORPORATION	Jay D. Browning
Executive Vice President and
General Counsel

September 12, 2016

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Valero Energy Corporation, a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with its offering of $1,250,000,000 aggregate principal amount of 3.40% Senior Notes due 2026 (the “Notes”), which it is offering under the Registration Statement on Form S-3 (Registration No. 333-202635) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and sale from time to time by the Company of unsecured senior debt securities under Rule 415 of the Securities Act.

The Notes will be issued pursuant to the Indenture dated as of March 10, 2015 between the Company and U.S. Bank National Association, as Trustee (the “Senior Indenture”).

In furnishing this opinion, I or members of my staff have examined, among other agreements, instruments and documents, and relied without investigation as to matters of fact upon, copies of the Restated Certificate of Incorporation and Bylaws of the Company, as amended to date; the Senior Indenture; the Registration Statement and its exhibits; the prospectus included in the Registration Statement; the prospectus supplement dated September 7, 2016 and filed with the Commission on September 9, 2016 under Rule 424(b)(5) of the Securities Act (the “Prospectus”); the Underwriting Agreement, dated September 7, 2016, among the Company and Citigroup Global Markets Inc., Barclays Capital Inc., Mizuho Securities USA Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters named therein, relating to the offering and sale of the Notes (the “Underwriting Agreement”); the resolutions of the Board of Directors of the Company (the “Board”) and the Audit Committee of the Board which authorize the issuance of the Notes (collectively, the “Board Action”); corporate records of the Company, including minute books of the Company; certificates of public officials and of representatives of the Company; statutes and other instruments and documents as I have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.

In connection with this opinion, I have assumed: (a) the genuineness of all signatures on all documents examined by me and (b) the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based upon, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

2. The Notes, when they have been duly executed, authenticated, issued and delivered in accordance with the Senior Indenture and the Board Action, and duly purchased and paid for in accordance with the provisions of the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinions set forth above are limited in all respects to matters of Texas law, the General Corporation Law of the State of Delaware and the federal laws of the United States, in each instance as currently in effect, and in each case, exclusive of municipal, local and county ordinances, laws, rules and regulations. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K reporting the offering of the Notes. Additionally, I hereby consent to the reference to me under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jay D. Browning